NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2015 FIRST QUARTER RESULTS

HUNTSVILLE, TX – JUNE 3, 2014 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2015 first quarter ended April 30, 2014.

Total revenues for the first quarter of fiscal 2015 were $25.7 million compared to $27.3 million in the first quarter of fiscal 2014. Equipment leasing revenues, excluding equipment sales, were $16.2 million in the first quarter compared to $20.1 million in the same period last year. Net income was $3.7 million, or $0.29 per diluted share, in the first quarter of fiscal 2015 compared to $6.3 million, or $0.48 per diluted share, in the first quarter of fiscal 2014.

Bill Mitcham, President and CEO, stated, “Our first quarter developed essentially as we anticipated and as we discussed in our last conference call. Our equipment leasing revenues in the first quarter of fiscal 2015 rose approximately 31% versus the fourth quarter of fiscal 2014, led mainly by the seasonality of the Canadian and Russian winter months and from continued improvement in Latin America.

“As we had previously mentioned, seismic exploration activity during the winter season in Canada turned out to be much weaker than last year. However, despite this overall decline in activity this winter, we were able to take advantage of an increase in demand for wireless recording equipment in Canada. You may recall that we purchased certain wireless equipment in the fourth quarter of last year in anticipation of a large project that we completed during the first quarter. Nevertheless, our Canadian leasing revenues were down approximately 40% from last year’s first fiscal quarter. The decline in Canadian activity versus the first quarter of last fiscal year was partially offset by improvement in leasing revenues from Latin America. In Russia, the winter season activity was slightly stronger than last year as we deployed additional equipment to that region in response to increased demand.

“The sequential improvement in Latin America, Russia and Canada was partially offset by continued softness in land leasing activity in the United States, the usual seasonal slowdown in Europe due to the limited amount of work there during the winter, as well as continued softness in the marine leasing market. On a year-over-year basis, we saw continued improvement in Europe and in our downhole seismic tool activity, in addition to the improvement in Latin America.

“As anticipated, Seamap’s first quarter results increased significantly from the first quarter a year ago, with the delivery of one GunLink 4000 system and one BuoyLink RGPS system, although sequential results were slightly lower. We continue to believe that Seamap will have improved results in fiscal 2015 as compared to fiscal 2014. We expect to deliver additional source controller systems during the course of fiscal 2015, and we are seeing increasing interest for the latest version of our RGPS tracking system, BuoyLink 4DX, which we introduced in the second half of fiscal 2014.

“Looking ahead, we are encouraged by the increasing levels of bidding and leasing activity in many parts of the world, particularly in Latin America and Eastern Europe. While the current U.S. market remains relatively flat, a few large projects are being bid for potential award in the second half of this fiscal year. We are already seeing a rebound in activity in Europe and anticipate sequential improvement in that region in the next couple of quarters. Leasing activity in Asia Pacific remains steady, and we are seeing some opportunities in the Middle East. Despite continued uncertainty in some markets, we expect most of our land rental activity in fiscal 2015 to be generated outside North America and remain cautiously optimistic that fiscal 2015 will bring a better operating environment and improved results compared to last year.”

FISCAL 2015 FIRST QUARTER RESULTS

Total revenues for the first quarter of fiscal 2015 were $25.7 million compared to $27.3 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 90% in the first quarter of both fiscal 2015 and fiscal 2014.

Equipment leasing revenues for the first quarter of fiscal 2015 excluding equipment sales were $16.2 million compared to $20.1 million in the same period last year. The year-over-year decline in first quarter equipment leasing revenues was primarily due to extremely weak demand for seismic services in Canada during the winter season, as well as continued softness in marine leasing activity. These factors were partially offset by strengthening activity in Latin America and Europe, along with improved downhole seismic activity.

Lease pool equipment sales were $1.1 million in the first quarter of fiscal 2015 compared to $0.9 million in the first quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.4 million for the first quarter of both fiscal 2015 and fiscal 2014.

Seamap equipment sales for the first quarter of fiscal 2015 increased approximately 54% to $6.1 million from $3.9 million in the same period a year ago. The fiscal 2015 first quarter included sales attributable to the delivery of one energy source controller system and one BuoyLink RGPS system, along with other equipment sales and after-market business.

Lease pool depreciation expense in the first quarter of fiscal 2015 increased to $8.7 million from $7.4 million in the same period a year ago, mainly due to lease pool equipment purchased in the fourth quarter of fiscal 2014, which totaled approximately $35 million. Lease pool additions in the first quarter of fiscal 2015 were approximately $2.8 million compared to $1.7 million in the first quarter of fiscal 2014.

Gross profit in the first quarter of fiscal 2015 was $11.2 million compared to $14.6 million in the first quarter a year ago. Gross profit margin in the first quarter of fiscal 2015 was 44% compared to 53% in the first quarter of fiscal 2014. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of fiscal 2015 was $14.0 million, or 55% of revenues, compared to $15.7 million, or 58% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

RECENT DEVELOPMENTS

On May 21, 2014, Mitcham Industries announced that Seamap had acquired the marine energy source product lines from ION Geophysical Corporation. The product lines acquired include the Digishot® energy source controller and the Sleeve Gun energy source along with related inventories, intellectual property, trade-marks and patents. This transaction is expected to enhance the ability of Seamap, a leading supplier of marine source controller technology, to meet the requirements of the marine seismic industry, including evolving broadband solutions. As a result of the expanded product offerings and new customer relationships this transaction provides, Mitcham Industries plans to open an office in Beijing.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. In the first quarter of fiscal 2015, we repurchased 158,400 shares at an average cost of approximately $13.72 per share. To date under this share repurchase program, we have purchased 306,300 shares. These purchases were made in open market transactions. Future purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and borrowings from our revolving credit facility.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, June 4 at 9:00 a.m. Eastern Time to discuss our fiscal 2015 first quarter results. To access the call, please dial (719) 325-2448 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through June 18, 2014 and may be accessed by calling (719) 457-0820 and using passcode 8168022#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 30, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,681	$15,162
Restricted cash	-	81
Accounts receivable, net	29,435	29,514
Contracts and notes receivable	963	1,005
Inventories, net	8,302	8,338
Prepaid income taxes	1,818	2,177
Deferred tax asset	1,701	1,968
Prepaid expenses and other current assets	2,634	3,915
Total current assets	56,534	62,160
Seismic equipment lease pool and property and equipment, net	124,296	129,573
Intangible assets, net	3,084	3,201
Goodwill	4,320	4,320
Deferred tax asset	6,781	6,133
Other assets	34	32

Total assets	$195,049	$205,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,045	$10,745
Current maturities – long-term debt	51	75
Deferred revenue	793	35
Accrued expenses and other current liabilities	2,314	1,583

Total current liabilities	6,203	12,438
Non-current income taxes payable	-	408
Long-term debt, net of current maturities	15,127	22,125
Total liabilities	21,330	34,971
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,912 and 13,907 shares issued at April 30, 2014 and January 31, 2014, respectively	139	139
Additional paid-in capital	118,593	118,156
Treasury stock, at cost (1,233 and 1,075 shares at April 30, 2014 and January 31, 2014, respectively)	(9,248)	(7,075)
Retained earnings	64,853	61,116
Accumulated other comprehensive income	(618)	(1,888)

Total shareholders’ equity	173,719	170,448

Total liabilities and shareholders’ equity	$195,049	$205,419

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended April 30,
	2014	2013
Revenues:
Equipment leasing	$16,161	$20,093
Lease pool equipment sales	1,101	900
Seamap equipment sales	6,060	3,927
Other equipment sales	2,410	2,371

Total revenues	25,732	27,291

Cost of sales:
Direct costs — equipment leasing	1,226	1,273
Direct costs — lease pool depreciation	8,695	7,419
Cost of lease pool equipment sales	394	402
Cost of Seamap and other equipment sales	4,174	3,600
Total cost of sales	14,489	12,694

Gross profit	11,243	14,597
Operating expenses:
General and administrative	6,119	6,039
Depreciation and amortization	352	375

Total operating expenses	6,471	6,414

Operating income	4,772	8,183
Other income (expenses):
Interest, net	(115)	(3)
Other, net	189	(261)

Total other income (expenses)	74	(264)
Income before income taxes	4,846	7,919
Provision for income taxes	(1,109)	(1,612)

Net income	$3,737	$6,307

Net income per common share:
Basic	$0.29	$0.49

Diluted	$0.29	$0.48

Shares used in computing net income per common share:
Basic	12,749	12,789
Diluted	13,102	13,220

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months
	Ended April 30,
	2014	2013
Cash flows from operating activities:
Net income	$3,737	$6,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,082	7,826
Stock-based compensation	399	266
Provision for inventory obsolescence	20	58
Gross profit from sale of lease pool equipment	(707)	(498)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	(56)
Deferred tax (benefit) provision	(801)	259
Changes in working capital items:
Accounts receivable	404	(5,665)
Contracts and notes receivable	64	688
Inventories	175	(1,345)
Prepaid expenses and other current assets	1,343	(1,578)
Income taxes payable	378	(46)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(36)	2,174

Net cash provided by operating activities	14,058	8,390

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(9,129)	(4,945)
Purchases of property and equipment	(87)	(161)
Sale of used lease pool equipment	1,101	900
Net cash used in investing activities	(8,115)	(4,206)

Cash flows from financing activities:
Net payments on revolving line of credit	(7,000)	(2,000)
Payments on borrowings	(34)	(39)
Net proceed from short-term investments	85	3
Proceeds from issuance of common stock upon exercise of options	36	60
Purchase of treasury stock	(2,173)	(1,527)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	—	56
Net cash used in financing activities	(9,086)	(3,447)
Effect of changes in foreign exchange rates on cash and cash equivalents	(338)	657

Net change in cash and cash equivalents	(3,481)	1,394
Cash and cash equivalents, beginning of period	15,162	15,150

Cash and cash equivalents, end of period	$11,681	$16,544

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended
	April 30,
	2014	2013
		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$3,737	$6,307
Interest expense, net	115	3
Depreciation and amortization	9,082	7,826
Provision for income taxes	1,109	1,612

EBITDA (1)	14,043	15,748
Stock-based compensation	399	266

Adjusted EBITDA (1)	$14,442	$16,014

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$14,058	$8,390
Stock-based compensation	(399)	(266)
Changes in trade accounts, contracts and notes receivable	(468)	4,977
Interest paid	136	66
Taxes paid , net of refunds	1,555	1,379
Gross profit from sale of lease pool equipment	707	498
Changes in inventory	(175)	1,345
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	36	(2,174)
Changes in prepaid expenses and other current assets	(1,343)	1,578
Other	(64)	(45)

EBITDA (1)	$14,043	$15,748

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of the predecessor revolving credit facility and the Credit Agreement each contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended
	April 30,
	2014	2013
		(in thousands)
Revenues:
Equipment Leasing	$19,672	$23,364
Seamap	6,197	3,934
Inter-segment sales	(137)	(7)

Total revenues	25,732	27,291
Cost of sales:
Equipment Leasing	11,948	11,043
Seamap	2,672	1,709
Inter-segment costs	(131)	(58)

Total cost of sales	14,489	12,694

Gross profit	11,243	14,597
Operating expenses:
General and administrative	6,119	6,039
Depreciation and amortization	352	375

Total operating expenses	6,471	6,414

Operating income	$4,772	$8,183

Equipment Leasing Segment:
Revenue:
Equipment leasing	$16,161	$20,093
Lease pool equipment sales	1,101	900
New seismic equipment sales	597	117
SAP equipment sales	1,813	2,254

	19,672	23,364
Cost of sales:
Direct costs-equipment leasing	1,226	1,273
Lease pool depreciation	8,692	7,470
Cost of lease pool equipment sales	394	402
Cost of new seismic equipment sales	263	79
Cost of SAP equipment sales	1,373	1,819

	11,948	11,043

Gross profit	$7,724	$12,321

Gross profit %	39%	53%
Seamap Segment:
Equipment sales	$6,197	$3,934
Cost of equipment sales	2,672	1,709

Gross profit	$3,525	$2,225

Gross profit %	57%	57%

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